Filed Pursuant to Rule 433

Registration No. 333-231404

Final Term Sheet

May 21, 2020

U.S.$12,500,000,000

AT&T Inc.

U.S.$2,500,000,000 2.300% GLOBAL NOTES DUE 2027

U.S.$3,000,000,000 2.750% GLOBAL NOTES DUE 2031

U.S.$2,500,000,000 3.500% GLOBAL NOTES DUE 2041

U.S.$3,000,000,000 3.650% GLOBAL NOTES DUE 2051

U.S.$1,500,000,000 3.850% GLOBAL NOTES DUE 2060

ISSUER:	AT&T Inc. (“AT&T”)

TITLE OF SECURITIES:

2.300% Global Notes due 2027 (the “2027 Notes”),

2.750% Global Notes due 2031 (the “2031 Notes”),

3.500% Global Notes due 2041 (the “2041 Notes”),

3.650% Global Notes due 2051 (the “2051 Notes”), and

3.850% Global Notes due 2060 (the “2060 Notes” and,

together with the 2027 Notes, the 2031 Notes, the 2041

Notes and the 2051 Notes, the “Notes”)

TRADE DATE:	May 21, 2020

SETTLEMENT DATE (T+4*):	May 28, 2020

MATURITY DATE:

June 1, 2027, at par, for the 2027 Notes

June 1, 2031, at par, for the 2031 Notes

June 1, 2041, at par, for the 2041 Notes

June 1, 2051, at par, for the 2051 Notes

June 1, 2060, at par, for the 2060 Notes

AGGREGATE PRINCIPAL AMOUNT OFFERED:	$2,500,000,000 for the 2027 Notes $3,000,000,000 for the 2031 Notes $2,500,000,000 for the 2041 Notes $3,000,000,000 for the 2051 Notes $1,500,000,000 for the 2060 Notes

PRICE TO PUBLIC (ISSUE PRICE):	99.852% for the 2027 Notes 99.839% for the 2031 Notes 99.690% for the 2041 Notes 99.613% for the 2051 Notes 99.574% for the 2060 Notes

GROSS SPREAD:	0.350% for the 2027 Notes 0.400% for the 2031 Notes 0.600% for the 2041 Notes 0.750% for the 2051 Notes 0.800% for the 2060 Notes

PRICE TO AT&T:	99.502% for the 2027 Notes 99.439% for the 2031 Notes 99.090% for the 2041 Notes 98.863% for the 2051 Notes 98.774% for the 2060 Notes

NET PROCEEDS:	$2,487,550,000 for the 2027 Notes $2,983,170,000 for the 2031 Notes $2,477,250,000 for the 2041 Notes $2,965,890,000 for the 2051 Notes $1,481,610,000 for the 2060 Notes

USE OF PROCEEDS:

AT&T intends to use the proceeds for the early redemption or repayment of the following outstanding debt, and to pay related premiums, accrued interest and fees and expenses associated with such redemption or repayment:

•  $2,750,441,000 aggregate outstanding principal amount of 2.450% Global Notes due 2020 issued by AT&T;

•  $1,430,000,000 aggregate outstanding principal amount of 5.500% Global Notes due 2047 issued by AT&T;

•  $682,696,000 aggregate outstanding principal amount of 4.600% Global Notes due 2021 issued by AT&T;

•  $1,694,999,000 aggregate outstanding principal amount of 2.800% Global Notes due 2021 issued by AT&T;

•  $5,500,000,000 aggregate outstanding principal amount under AT&T’s Term Loan Credit Agreement, dated as of April 6, 2020, with Bank of America, N.A., as agent, which bears interest at an annual interest rate of LIBOR plus 1.500%, and which matures on December 31, 2020; and

•  $400,000,000 aggregate outstanding principal amount of the Tranche A facility under AT&T’s Term Loan Credit Agreement, dated as of September 20, 2019, with Bank of America, N.A., as agent, which bears interest at an annual interest rate of LIBOR plus 0.800%, and which matures on December 31, 2020.

UNDERWRITERS’ REIMBURSEMENT OF AT&T’S EXPENSES:	Underwriters to reimburse $7,500,000 of AT&T’s expenses.

INTEREST RATE:	2.300% per annum for the 2027 Notes 2.750% per annum for the 2031 Notes 3.500% per annum for the 2041 Notes 3.650% per annum for the 2051 Notes 3.850% per annum for the 2060 Notes

INTEREST PAYMENT DATES:	Semiannually on each June 1 and December 1, commencing on December 1, 2020.

DENOMINATIONS:	Minimum of $2,000 and integral multiples of $1,000 thereafter

OPTIONAL REDEMPTION:

Each series of the Notes may be redeemed at any time prior to the applicable Par Call Date (as set forth in the table below), as a whole or in part, at our option, at any time and from time to time on at least 10 days’, but not more than 40 days’, prior notice at a make-whole call equal to the greater of (i) 100% of the principal amount of the Notes of such series to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate plus a number of basis points equal to the applicable Make-Whole Spread (as set forth in the table below). Each series of the Notes may be redeemed at any time on or after the applicable Par Call Date, as a whole or in part, at our option, at any time and from time to time on at least 10 days’, but not more than 40 days’, prior notice at a redemption price equal to 100% of the principal amount of such series of the Notes to be redeemed. Accrued interest will be payable to the redemption date.

Series	Par Call Date	Make-Whole Spread
2027 Notes	April 1, 2027	30 bps
2031 Notes	March 1, 2031	35 bps
2041 Notes	December 1, 2040	35 bps
2051 Notes	December 1, 2050	35 bps
2060 Notes	December 1, 2059	40 bps

TAX GROSS UP:	Comparable to prior AT&T transactions.

TAX CALL:	Comparable to prior AT&T transactions.

INDENTURE AND RANKING:

The Notes will be issued under an indenture, dated as of May 15, 2013, between AT&T and The Bank of New York Mellon Trust Company, N.A., as trustee. The Notes will be AT&T’s unsecured and unsubordinated obligations and will rank pari passu with all other indebtedness issued under the indenture.

RATINGS:	Moody’s: Baa2 (Stable) S&P: BBB (Stable) Fitch: A- (Stable)

JOINT BOOKRUNNERS:

BofA Securities, Inc., Goldman Sachs & Co. LLC, Mizuho Securities USA LLC, RBC Capital Markets, LLC and Wells Fargo Securities, LLC

BBVA Securities Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, ICBC Standard Bank plc, J.P. Morgan Securities LLC, MUFG Securities Americas Inc., SG Americas Securities, LLC and TD Securities (USA) LLC

SENIOR CO-MANAGERS:

Loop Capital Markets LLC and Scotia Capital (USA) Inc.

BNY Mellon Capital Markets, LLC, EA Markets Securities LLC, PNC Capital Markets LLC, SunTrust Robinson Humphrey, Inc. and U.S. Bancorp Investments, Inc.

CO-MANAGERS:

Academy Securities, Inc., C.L. King & Associates, Inc., CastleOak Securities, L.P., MFR Securities, Inc., Mischler Financial Group, Inc., Multi-Bank Securities, Inc., Samuel A. Ramirez & Company, Inc. and Siebert Williams Shank & Co., LLC

CUSIP NUMBER:	00206R JX1 for the 2027 Notes 00206R JY9 for the 2031 Notes 00206R JZ6 for the 2041 Notes 00206R KA9 for the 2051 Notes 00206R KB7 for the 2060 Notes

ISIN NUMBER:	US00206RJX17 for the 2027 Notes US00206RJY99 for the 2031 Notes US00206RJZ64 for the 2041 Notes US00206RKA94 for the 2051 Notes US00206RKB77 for the 2060 Notes

REFERENCE DOCUMENT:	Prospectus Supplement, dated May 21, 2020; Prospectus, dated May 13, 2019

*

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the next business day will be required, by virtue of the fact that the Notes initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING BOFA SECURITIES, INC. AT 1-800-294-1322 (TOLL FREE), GOLDMAN SACHS & CO. LLC AT 1-866-471-2526 (TOLL FREE), MIZUHO SECURITIES USA LLC AT 1-866-271-7403, RBC CAPITAL MARKETS, LLC AT 1-866-375-6829 (TOLL FREE) OR WELLS FARGO SECURITIES, LLC AT 1-800-645-3751 (TOLL FREE).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM. A SECURITIES RATING IS NOT A RECOMMENDATION TO BUY, SELL OR HOLD SECURITIES AND MAY BE REVISED OR WITHDRAWN AT ANY TIME.